Exhibit 99.2

Acutus Medical Completes First Closing of Transaction with Medtronic and Debt Refinancing to Fund Strategic Growth Priorities

Carlsbad, Calif. – July 1, 2022 – Acutus Medical, Inc. (“Acutus” or the “Company”) (Nasdaq: AFIB), an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated, today announced the completion of the first of two closings for its previously disclosed sale of the Company’s left-heart access portfolio to Medtronic, Inc. (“Medtronic”) and the entry into a new longer-term credit facility with Deerfield Management Company (“Deerfield”) to refinance its existing debt. The Company expects these transactions to fund its long-term growth objectives.

“We continue to advance our strategic initiatives to drive adoption of our differentiated mapping and therapy platform as well as improve our financial and operational performance,” said David Roman, Interim CEO and CFO of Acutus Medical. “The first closing of the sale of our left-heart access portfolio as well as the refinancing of our debt structurally transforms the Company’s financial position and enables us to further invest in critical product and market development programs. We are pleased with the progress in our business and the execution of our focused operating model and will provide further updates on our second quarter earnings call in August.”

Left-Heart Access Portfolio Sale
On June 30, 2022, Acutus completed the first closing of its previously announced sale of the Company’s left-heart access portfolio, which includes the AcQCross™ line of sheath-compatible septal crossing devices, the AcQGuide® MINI integrated crossing device and sheath, the AcQGuide® FLEX steerable introducer with integrated transseptal dilator and needle, and the AcQGuide® VUE steerable sheath to Medtronic.

Under the terms of the agreement, at the first closing, Medtronic paid cash consideration of $50 million and acquired from the Company, among other things, intellectual property rights to the Company’s left-heart access portfolio and certain equipment used in the manufacturing of these products. Acutus will also be eligible to receive contingent consideration payments of up to $37 million associated with certain manufacturing and regulatory milestones. In addition to these payments, Acutus is eligible to receive up to four years of revenue-based earnouts. Acutus will continue to commercialize the left-heart access portfolio until the Company reaches certain milestones to become a supplier to Medtronic.

Debt Refinancing
In addition to the first closing of the left-heart access portfolio sale, Acutus has closed a new debt facility with investment funds affiliated with Deerfield Management for $35 million in aggregate principal with a maturity date of June 30, 2027 as well as amortization payments becoming due 36, 48 and 60 months following the closing of the loan. In connection with the refinancing, Acutus has issued warrants to purchase an aggregate of 3,779,018 shares of common stock to Deerfield at a price of $1.1114 per share, subject to certain adjustments. In conjunction with this new facility, the Company settled outstanding debt obligations under its 2019 credit agreement.

Advisors
Perella Weinberg Partners acted as financial advisor to Acutus, and Davis Polk & Wardwell LLP served as legal advisors to the Company. Katten Muchin Rosenman LLP acted as legal advisors to Deerfield Management.

About Acutus Medical, Inc.
Acutus is an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated. Acutus is committed to advancing the field of electrophysiology with a unique array of products and technologies which will enable more physicians to treat more patients more efficiently and effectively. Through internal product development, acquisitions and global partnerships, Acutus has established a global sales presence delivering a broad portfolio of highly differentiated electrophysiology products that provide its customers with a complete solution for catheter-based treatment of cardiac arrhythmias. Founded in 2011, Acutus is based in Carlsbad, California.

Caution Regarding Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words

“believe,” “estimate,” “project,” “expect” or similar expressions. These forward-looking statements include, without limitation, statements regarding the Company’s ability to earn contingent consideration and achieve earnout milestones relating to its sale of its left-heart access portfolio and its strategic growth priorities. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of its products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase the Company’s systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States and globally, including changes in government reimbursement of procedures, dependence upon third-party vendors and distributors, timing of regulatory approvals, the impact of the coronavirus (COVID-19) pandemic and Acutus’ response to it, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission, as well as satisfaction of conditions related to earning contingent consideration or achieving earnout milestones relating to its sale of its left-heart access portfolio. By making these forward-looking statements, Acutus undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:	Media Contact:
Caroline Corner	Levitate
Westwicke ICR	(260) 408-5383
D: 415-202-5678	acutus@levitatenow.com
caroline.corner@westwicke.com